EXHIBIT 10.2
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          SECOND AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE
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$3,000,000.00                                             Monrovia, California
                                                                March 26, 2003



      FOR VALUE RECEIVED, the undersigned, STAAR SURGICAL COMPANY, a Delaware corporation ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Bank"), at its office at 333 South Grand Avenue, Los Angeles, California 90071, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal amount of three million dollars ($3,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

INTEREST:

      (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year and actual days elapsed) at a rate per annum equal at all times to the sum of the Prime Rate (as defined in the Credit Agreement referred to below) in effect from time to time plus 5.00%.

      (b) Payment of Interest. Interest accrued on this Note shall be payable on the first business day of each calendar month, commencing on April 1, 2003.

      (c) Default Interest. Upon the occurrence and during the continuation of any Event of Default (as defined in the Credit Agreement referred to below), the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year and actual days elapsed) equal to four percent (4%) above the rate of interest from time to time otherwise applicable to this Note.

BORROWING AND REPAYMENT:

      (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Second Amended and Restated Credit Agreement dated as of March 26, 2003 (as it may be amended, restated or otherwise modified from time to time, the "Credit Agreement") between Borrower and Bank and any other document executed in connection with or governing this Note; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this Note at any time shall be the total amount advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on March 31, 2004.

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      (b)   Advances.   Advances  hereunder,   to  the  total  amount  of  the
principal amount stated above, may be made by the holder at the oral or written request of (i) those persons who are authorized from time to time by Borrower (as evidenced by such documents as Bank may require) to request advances and direct the disposition of any advances, until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

      (c) Application of Payments. Each payment made on this Note shall be credited, first, to any interest then due and, second, to the outstanding principal balance hereof.

CREDIT AGREEMENT:

      This Note is made pursuant to, and is subject to the terms and conditions of, the Credit Agreement.

MISCELLANEOUS:

      (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all amounts of principal and interest outstanding hereunder to be immediately due and payable, without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder, immediately upon demand, the full amount of all payments, advances, charges, costs and expenses, including, without limitation, reasonable attorneys' fees (to include, without limitation, outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including, without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including, without limitation, any of the foregoing incurred in connection with any bankruptcy proceeding (including, without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

      (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

      (c) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of California.

      (d) Amendment and Restatement. This Note amends and restates the Amended and Restated Revolving Line of Credit Note dated July 31, 2002 made by Borrower in favor of Bank.

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      IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.


                                          STAAR SURGICAL COMPANY


                                          By:
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                                          Name:
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                                          Title:
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